Exhibit 99.1

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Comprehensive (Loss) Income (unaudited)

	Three months ended June 30		Six months ended June 30
(in thousands except for per unit data)	2013	2012	2013	2012
Revenues
Trading gains and losses, net	$127,176	$141,714	$239,661	$294,935
Interest and dividends, net	582	(809)	546	(967)
Loss from investments, net	(9,184)	-	(8,817)	-
Other (loss) income, net	(457)	211	(421)	730

Total revenues	118,117	141,116	230,969	294,698

Expenses
Employee compensation and related benefits	69,041	39,571	101,661	81,121
Regulatory, exchange and execution fees	45,950	52,587	86,908	102,390
Colocation and data line expenses	20,365	21,750	40,041	42,719
Professional fees	23,230	4,046	30,264	8,669
Depreciation and amortization	7,746	7,728	15,913	19,606
Occupancy, communication, and office	4,239	3,848	8,184	7,535
Restructuring costs and lease loss	1,074	-	3,697	-
Travel and entertainment	1,645	2,754	3,031	5,799
Computer supplies and maintenance	882	1,190	1,832	2,592
Order flow expense	806	675	1,701	1,470
Interest expense on corporate borrowings and capital lease obligations	2,172	531	2,645	1,296
Other expenses	10,578	404	12,008	1,189

Total expenses	187,728	135,084	307,885	274,386

(Loss) income before income taxes	(69,611)	6,032	(76,916)	20,312
Provision for income taxes	3,315	2,279	5,289	5,563

Net (loss) income	$(72,926)	$3,753	$(82,205)	$14,749

Net (loss) income attributable to preferred and participating units	$(20,775)	$1,200	$(23,430)	$4,439

Net (loss) income available to common units	$(52,151)	$2,553	$(58,775)	$10,310

Basic (loss) earnings per common unit	$(6.47)	$0.29	$(7.30)	$1.15

Weighted average common units outstanding	8,066	8,900	8,055	8,951

Other comprehensive income:
Unrealized (losses) gains on available for sale securities	$(7,394)	$-	$4,550	$-

Cumulative translation adjustment	(487)	-	(403)	-

Total other comprehensive (loss) income	$(7,881)	$-	$4,147	$-

Total comprehensive (loss) income attributable to members	$(80,807)	$3,753	$(78,058)	$14,749

The accompanying unaudited notes are an integral part of these consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Financial Condition (unaudited)

(in thousands)	June 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$466,502	$427,631
Restricted cash and cash equivalents	308,081	-
Receivables from exchanges	20,259	11,544
Receivables from clearing brokers and clearing organizations	290,038	85,282
Deposits with clearing organizations and exchanges	40,394	43,245
Securities and options owned, at fair value:
Equity securities	434,308	381,991
Listed equity options	111,587	92,305
Debt securities	21,455	183,637

Total securities and options owned, at fair value	567,350	657,933
Securities borrowed	97,123	55,141
Exchange memberships, at cost (fair value $5,557 and $5,042 at June 30, 2013 and December 31, 2012, respectively)	6,267	6,267
Investments	240,854	245,398
Intangibles and goodwill, net of amortization	48,009	50,768
Fixed assets and leasehold improvements, net	81,357	83,341
Other receivables and other assets	28,140	20,986

Total assets	$2,194,374	$1,687,536

Liabilities and Members’ Equity
Securities and options sold, not yet purchased, at fair value:
Equity securities	645,700	$423,740
Listed equity options	80,496	69,757
Debt securities	16,465	19,056

Total securities and options sold, not yet purchased, at fair value	742,661	512,553
Payables to clearing brokers and clearing organizations	34,101	24,185
Compensation payable	39,140	30,197
Capital lease obligation	15,466	24,191
Notes payable	320,000	15,000
Accounts payable and accrued expenses	137,826	115,492
Distributions payable	2,136	107

Total liabilities	1,291,330	721,725

Members’ equity	903,044	965,811

Total liabilities and members’ equity	$2,194,374	$1,687,536

The accompanying unaudited notes are an integral part of these consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity (unaudited)

	Unrestricted Members’ Equity	Unrecognized Compensation	Other Comprehensive Income	Total Members’ Equity
Balance at December 31, 2012	$870,431	$(18,939)	$114,319	$965,811

Contributions	4,239	18,939	-	23,178

Repurchase of membership interests	(5,833)	-	-	(5,833)

Distributions	(2,054)	-	-	(2,054)

Net (loss) income	(82,205)	-	4,147	(78,058)

Balance at June 30, 2013	$784,578	$-	$118,466	$903,044

The accompanying unaudited notes are an integral part of these consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Six months ended June 30,
(in thousands)	2013	2012
Cash flows from operating activities
Net (loss) income	$(82,205)	$14,749
Adjustments to reconcile net (loss) income to net cash (used in)/provided by operating activities:
Loss from investments, net	8,817	-
Amortization of debt issuance costs	473	49
Impairment of fixed assets due to restructuring	3,697	-
Unit award compensation	19,860	3,858
Depreciation and amortization	15,913	19,606
Changes in operating assets and liabilities:
Receivables from exchanges	(8,865)	(2,176)
Receivables from/payables to clearing brokers and clearing organizations, net	(194,840)	(309,122)
Deposits with clearing organizations and exchanges	2,851	20,711
Securities and options owned and sold, not yet purchased, net	320,691	475,480
Securities borrowed	(41,982)	(131,081)
Other receivables and other assets	(395)	4,473
Compensation payable	8,943	(18,667)
Accounts payable and accrued expenses	38,325	(5,931)

Net cash provided by operating activities	91,283	71,949

Cash flows from investing activities
Proceeds from sale of exchange memberships	774	-
Purchase of fixed assets and leasehold improvements	(12,396)	(20,011)
Purchase of investments	-	(1,273)
Proceeds from investment distribution	427	573

Net cash used in investing activities	(11,195)	(20,711)

Cash flows from financing activities
Borrowings under secured credit facility	25,000	-
Repayment of secured credit facility borrowings	(25,000)	-
Proceeds from issuance of senior secured notes, net of issuance costs	296,994	-
Cash held under restrictions	(308,081)	-
Borrowings from capital lease obligations	-	9,895
Principal payments on capital lease obligations	(8,725)	(10,840)
Members’ distributions	-	(25,523)
Repurchase of members’ interest	(21,002)	(6,851)

Net cash used in financing activities	(40,814)	(33,319)

Effect of exchange rate on cash and cash equivalents	(403)	-

Net (decrease) increase in cash and cash equivalents	38,871	17,919
Cash and cash equivalents
Beginning of period	$427,631	$607,689

End of period	$466,502	$625,608

Supplemental disclosure of cash flow information
Cash paid for interest	$3,950	$3,406
Cash paid for income taxes	6,197	13,196
Non-cash transactions - unrecognized compensation	18,939	19,511

The accompanying unaudited notes are an integral part of these consolidated financial statements.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

1.	Organization and Description of the Business

Nature of Operations and Organization

The Company’s primary business is a proprietary trading business that involves both buying and selling securities to provide two-sided markets on exchanges around the world. The Company supplies liquidity to allow investors to immediately transfer securities positions. As of June 30, 2013, GETCO Holding Company, LLC (“GHC”) was governed by the Fifth Amended and Restated Limited Liability Company Operating Agreement dated June 30, 2012 (the “LLC Agreement”). GHC had two managing members that jointly had power and authority to carry out management responsibilities and control the day-to-day operations of GHC. In connection with completion of the Mergers (as defined in Note 2 herein) and GHC becoming a subsidiary of KCG Holdings, Inc. (“KCG”), GHC amended and restated the LLC Agreement as of July 1, 2013 and adopted the Sixth Amended and Restated Limited Liability Company Operating Agreement.

Operating Segments

The Company has three operating segments – Market Making, Execution Services and Corporate and Other. The operating segments are determined based on the products and services provided as well as the markets and customers that they serve and they reflect the manner in which the business is managed. As of June 30, 2013, the Company’s operating segments comprised the following:

Market Making

The Market Making segment principally consists of market making in securities such as global equities, futures, options, fixed income, commodities, and foreign currencies. As a market maker, the Company commits capital for trade executions by offering to buy securities from, or sell securities to, institutions and broker-dealers. The Market Making segment primarily consists of non-client electronic market making activities in which the Company operates as a market maker in securities quoted and traded on the NASDAQ Stock Market (“NASDAQ”); the over-the-counter (“OTC”) market for the New York Stock Exchange (“NYSE”), NYSE Amex Equities, NYSE Arca listed securities; Chicago Mercantile Exchange (“CME”), Chicago Board Options Exchange, and several other exchanges primarily located throughout Europe and Asia. The segment provides trade executions as an equities Designated Market Maker (“DMM”) on the NYSE. Through the Market Making segment, the Company trades securities, using its own capital, and, with the intent of generating trading revenue.

Execution Services

The Execution Services segment offers clients access to markets and self-directed trading via its electronic agency-based platforms. In contrast to Market Making, the businesses within this segment generally act as agents to execute transactions and earn commissions. This segment also provides institutions with access to a customizable suite of trading tools which are built to capture advantages across markets.

Corporate and Other

The Corporate and Other segment invests in strategic financial services-oriented opportunities, allocates, deploys and monitors all capital, and maintains corporate overhead expenses and all other income and expenses that are not attributable to the other segments.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

Basis of Presentation

GHC was organized in the State of Delaware on October 16, 2002 as a limited liability company. The consolidated financial statements include the accounts of GHC and its wholly owned subsidiaries, including GETCO, LLC (“Getco”), OCTEG, LLC (“Octeg”), GETCO Execution Services (“GES”) and GETCO Securities, LLC (“GTS”). Getco is an active clearing member of the CME. Octeg, GES and GTS are registered broker-dealers with the Securities and Exchange Commission (the “SEC”). GETCO Europe Limited (“GEL”) and Automat Limited (“AT”) are registered with the Financial Conduct Authority in the United Kingdom. GETCO Execution Services Limited (“GESL”) is a nonregistered intermediary in the United Kingdom. GETCO Asia Pte. Ltd. (“GAL”) is a nonregistered trading firm in Singapore. GETCO Asia Hong Kong Ltd. (“GAHK”) was established in August of 2011 as a subsidiary of GES and, in 2012, GAHK became a registered trading firm with the Securities and Futures Commission (“SFC”) in Hong Kong. On March 25, 2013 the Company decided to close its office in Hong Kong and withdraw its membership from SFC. The impact on earnings, related to this office closure, is included in restructuring costs and lease loss in the Consolidated Statements of Comprehensive (Loss) Income. GETCO Australia Pty. Ltd. (“GAUS”) is a registered trading firm with the Australian Securities and Investments Commission (“ASIC”) in Australia. GAUS is a subsidiary of GAL. Global Colocation Services, LLC (“GCO”), a wholly owned subsidiary of GHC, provides network services to the group and is located primarily in the United States. GEL, AT and GAL are also wholly owned subsidiaries of GHC. The primary operating subsidiaries of GHC are Getco, Octeg, GEL, GES, GTS, GAL, GCO and AT.

Consolidation

These unaudited consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature. All material intercompany accounts and transactions have been eliminated in consolidation.

Membership Unit-Based Compensation

The Company follows ASC 718 Compensation - Stock Compensation (“ASC 718”) to account for employee member unit-based compensation. ASC 718 requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award, with limited exceptions. The Company has unit-based payment programs as part of its incentive program. The details of the specific plans are outlined in Note 13 Membership Unit Award Plan and Incentive Unit Plan.

Accounting Standards Updates

Recently adopted accounting guidance

In December 2011, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standard Update (“ASU”) that requires additional disclosures about financial assets and liabilities that are subject to netting arrangements. Under the ASU, financial assets and liabilities must be disclosed at their respective gross asset and liability amounts, the amounts offset on the balance sheet and a description of the respective netting agreements. The new disclosures are required for reporting periods beginning on or after January 1, 2013, and are to

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

be applied retrospectively. Other than requiring additional disclosures, the adoption of this ASU did not have an impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued an ASU that requires additional disclosure requirements for items reclassified out of accumulated other comprehensive income. This new guidance requires entities to present either on the face of the income statement or in the notes to the financial statements; the effects on the specific line items of the income statement for amounts reclassified out of accumulated other comprehensive income. This ASU is effective for reporting periods beginning after December 15, 2012. The adoption of this ASU did not have an impact on the Company’s consolidated financial statements.

Recent accounting guidance to be adopted in future periods

In March 2013, the FASB issued an ASU concerning parent’s accounting for the cumulative translation adjustment upon recognition of certain subsidiaries of groups of assets within a foreign entity or of an investment in a foreign entity. This ASU provides for the release of the cumulative translation adjustment into net income when a parent sells a part or all of its investment within a foreign entity, no longer holds a controlling interest in an investment in a foreign entity or obtains control of an investment in a foreign entity that was previously recognized as an equity method investment. This ASU is effective for reporting periods beginning after December 15, 2013, however early adoption is permitted. We are evaluating the impact of this ASU on the consolidated financial statements.

In July 2013, the FASB issued an ASU to clarify the financial statement presentation of an unrecognized tax benefit when a net operating loss (“NOL”) carryforward, a similar tax loss, or a tax credit carryforward exists. This ASU requires entities to present an unrecognized tax benefit as a reduction of a deferred tax asset for a NOL carryforward whenever the NOL or tax credit carryforward would be available to reduce the additional taxable income or tax due if the tax position is disallowed. The ASU is required for reporting periods after December 31, 2013. Upon adoption, entities are required to apply the provisions of the ASU prospectively for all unrecognized tax benefits that exist at the adoption date, however, the ASU also indicates that retrospective application is permitted. The Company is currently evaluating the impact that such adoption will have on its consolidated financial statements.

2.	Merger with Knight and formation of KCG Holdings Inc.

Background

On December 19, 2012, Knight Capital Group Inc. (“Knight”), GHC and GA-GTCO, LLC (“GA-GTCO”) entered into an agreement and plan of merger (as amended on April 15, 2013 (the “Merger Agreement”) for a strategic business combination, pursuant to which Knight merged with and into Knight Acquisition Corp (the “Knight Merger”), GHC merged with and into GETCO Acquisition, LLC (the “GETCO Merger”) and GA-GTCO Acquisition, LLC merged with and into GA-GTCO (the “GA-GTCO Merger” and, together with the Knight Merger and the GETCO Merger, the “Mergers”). The Mergers were approved by the shareholders of Knight and the unit holders of GHC at special meetings held on June 25, 2013, and the Mergers were completed on July 1, 2013. As a result of the Mergers, Knight and GHC each became wholly owned subsidiaries of KCG.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

Pursuant to the Merger Agreement, upon completion of the Knight Merger, subject to proration and certain specified exceptions, each outstanding share of Knight Class A common stock, par value $0.01 per share (“Knight Common Stock”) was converted into the right to elect to receive either $3.75 per share in cash or one third of a share of KCG Class A common stock, par value $0.01 per share (“KCG Class A Common Stock”). Pursuant to the proration procedures provided in the Merger Agreement and taking into account the waiver by Jefferies LLC, Knight’s largest shareholder before the Knight Merger, of its right to receive cash consideration with respect to certain of its shares, former Knight shareholders eligible for election received (in the aggregate) a cash payment of approximately $720,000.

Upon completion of the GETCO Merger, GETCO Class A, Class B and Class P units received shares of KCG Class A Common Stock and warrants (“KCG Warrants”) to acquire shares of KCG Class A Common Stock, in each case, based on the ratios set forth below:

GETCO Unitholder	Number of shares of KCG Class A Common Stock to be issued per unit, upon completion of the Mergers	Number of warrants to be issued per unit, upon completion of the Mergers
GA-GTCO and/or its affiliates	8.260763827 shares of KCG Class A Common Stock per GETCO unit	2.832794484 warrants per GETCO unit
Daniel V. Tierney and affiliates	5.458793673 shares of KCG Class A Common Stock per GETCO unit	1.871938351 warrants per GETCO unit
Stephen Schuler and affiliates	5.458793673 shares of KCG Class A Common Stock per GETCO unit	1.871938351 warrants per GETCO unit
All other holders of Class A units and Class B units	5.914567307 shares of KCG Class A Common Stock per GETCO Class A or Class B unit	2.028232981 warrants per GETCO Class A or Class B unit

Upon completion of the GA-GTCO Merger, GA-GTCO Interholdco, LLC (the parent of GA-GTCO) received shares of KCG Class A Common Stock and KCG Warrants, in accordance with the ratios set forth above. Additionally, pursuant to an equity commitment letter, GA-GTCO provided GETCO with $55,000 of equity financing prior to the Mergers and was issued Class B units in return, which in the Mergers were exchanged for 4,888,889 shares of KCG Class A Common Stock.

After taking into account the election results and the proration described above, 116.8 million shares (including unvested RSUs) of KCG Common Stock were outstanding as of July 1, 2013. In addition, as of July 1, 2013 warrants to purchase approximately 24.3 million shares of KCG Class A common stock were outstanding.

Accounting Treatment of the Mergers

The Mergers are accounted for as a purchase of Knight by the Company under accounting principles generally accepted in the United States of America (“GAAP”). Under the purchase method of accounting, the assets and liabilities of Knight will be recorded, as of completion of the Mergers, at their respective fair values and added to the carrying value of the Company’s

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

existing assets and liabilities. The reported financial condition and results of operations of KCG going forward will reflect the Company’s and Knight’s balances and results after completion of the Mergers, but will not be restated retroactively to reflect the historical financial position or results of operations of Knight. Going forward, the earnings of the combined company will reflect purchase accounting adjustments, including revised amortization and depreciation expense for acquired assets.

As a result of the Mergers, the Company incurred certain expenses in the second quarter of 2013. Given the Mergers were substantially complete as of the close of business on June 30, 2013, the Company recorded these merger-related expenses in the period ended June 30, 2013. These expenses primarily included success-based professional fees and accelerated unit award vesting. The unit award vesting was accelerated due to the capital event provisions that were triggered by the Mergers.

3.	Summary of Significant Accounting Policies

The accompanying unaudited interim financial statements have been prepared in accordance with the accounting policies described in the financial statements and related notes for the year ended December 31, 2012 (“2012 Financial Statements”) included in the 8-K filed by KCG on July 1, 2013 and should be read in conjunction with such financial statements and related notes. The December 31, 2012 consolidated statement of financial condition included in these interim financial statements was derived from the audited 2012 Financial Statements, but does not include all the disclosures required by GAAP. The following notes to these interim financial statements highlight significant changes to the notes included in the 2012 Financial Statements and present interim disclosures as required by the SEC. In order to conform with GAAP, the Company, in preparing its financial statements, is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of June 30, 2013 and December 31, 2012, and the reported amounts of revenues and expenses for the three months ended and six months ended June 30, 2013 and 2012. Actual results could differ from those estimates.

4.	Fair Value of Financial Instruments

ASC 820-10 Fair Value and Disclosures (“ASC 820-10”) establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company values its financial instruments using a hierarchy of fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The three levels of the fair value hierarchy under ASC 820-10 are as follows:

Level 1	Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access, which does not require significant managerial judgment.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

Level 2	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Company deems the best observable data to be that market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market. The categorization of a financial instrument within the hierarchy is based upon this pricing transparency of the instrument and does not necessarily correspond to the Company’s perceived risk of that instrument. The more transparent the market value of the asset will dictate the Company’s assessment of the level that the asset is placed in the hierarchy.

Securities and options whose values are based on quoted market prices in active markets, and are therefore classified within Level 1 include active listed equities, certain U.S. government and sovereign obligations and the Company’s available for sale holdings of common shares of Knight. Prior to February 28, 2013 the Company invested in Series A-1 Cumulative Perpetual Convertible Preferred Stock (“Preferred Shares”) of Knight. The value of the Preferred Shares was determined using the quoted price of the Knight Common Stock multiplied by the common stock equivalent of the Preferred Shares as defined in the share agreement. The Company has assessed that this investment met the requirements of a Level 1 asset since the price is transparent and the conversion of common stock is in the control of the Company.

Money market instruments included in cash and cash equivalents on the consolidated statements of financial condition are classified within Level 1. Fair value for money market instruments is based upon published net asset values.

Securities and options that trade in markets that are not considered to be active, but are valued based on quoted market prices, dealer quotations or alternative pricing sources supported by observable inputs, are classified within Level 2.

Level 3 instruments held by the Company include Depository Trust Clearing Corporation common shares required to ensure status as a clearing member, and preferred shares held as part of a joint back office account agreement with one of the Company’s clearing brokers. These securities do not have active markets and do not have comparable marketable securities. Currently, we believe that the price originally paid for the shares approximates fair value of the stock given the recent purchase of these shares and the closed nature of the investment.

There were no transfers between Levels 1, 2 and 3 during the periods ended June 30, 2013 or December 31, 2012.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

The following table presents the financial instruments carried on the consolidated statements of financial condition by level within the valuation hierarchy as of June 30, 2013 and December 31, 2012.

	Balance Sheet Classification	Assets at Fair Value as of June 30, 2013
Asset Category		Level 1	Level 2	Level 3	Total
Money market securities	A	$123,383	$-	$-	$123,383
United States government obligations on deposit with exchanges	B	6,748	-	-	6,748
Corporate debt securities	C	21,455	-	-	21,455
Swaps and forwards	G	-	991	-	991
Futures	G	(1,348)	-	-	(1,348)
Options	C	111,587	-	-	111,587
Equity securities*	C	637,710	-	780	638,490

Total		$899,535	$991	$780	$901,306

Liability Category	Balance Sheet Classification	Liabilities at Fair Value as of June 30, 2013
		Level 1	Level 2	Level 3	Total
Swaps and forwards	F	$-	$13	$-	$13
Debt securities	D	16,465	-	-	16,465
Options	D	80,496	-	-	80,496
Equity securities	D	645,700	-	-	645,700

Total		$742,661	$13	$-	$742,674

Asset Category	Balance Sheet Classification	Assets at Fair Value as of December 31, 2012
		Level 1	Level 2	Level 3	Total
Money market securities	A	$296,065	$-	$-	$296,065
United States government obligations on deposit with exchanges	B	7,147	-	-	7,147
Preferred stock	E	199,632	-	-	199,632
Corporate debt securities	C	68,765	-	-	68,765
Mutual funds - bond funds	C	114,872	-	-	114,872
Swaps and forwards	G	-	570	-	570
Futures	G	(1,115)	-	-	(1,115)
Options	C	92,305	-	-	92,305
Equity securities	C	381,218	-	773	381,991

Total		$1,158,889	$570	$773	$1,160,232

Liability Category	Balance Sheet Classification	Liabilities at Fair Value as of December 31, 2012
		Level 1	Level 2	Level 3	Total
Swaps and forwards	F	$-	$110	$-	$110
Debt securities	D	19,056	-	-	19,056
Options	D	69,757	-	-	69,757
Equity securities	D	423,740	-	-	423,740

Total		$512,553	$110	$-	$512,663

A.	Cash and cash equivalents
B.	Deposits with clearing organizations and exchanges
C.	Securities and options owned, at fair value
D.	Securities and options sold, not yet purchased, at fair value
E.	Investments
F.	Accounts payable and accrued expenses
G.	Receivables from clearing brokers and clearing organizations

* Level 1 equity securities includes common shares of Knight valued at $204,182 which are included in investments on the consolidated statements of financial condition.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

The following table includes a roll forward of the amounts for the periods ended June 30, 2013 and December 31, 2012 for investments classified within Level 3.

Fair Value Measurement using Level 3 inputs

Balance at December 31, 2011	$600
Purchases of equity	173

Balance at December 31, 2012	$773
Purchases of equity	7

Balance at June 30, 2013	$780

Effective January 1, 2013, the Company adopted the amended disclosure guidance about offsetting certain assets and liabilities, which required additional information about derivative instruments, repurchase agreements and securities borrowing and securities lending transactions. For financial statement purposes, the Company does not offset derivative instruments, any repurchase agreements or securities borrowing transactions. For the period ended June 30, 2013, the Company did not participate in securities loaned transactions. The Company’s derivative instruments, repurchase agreements and securities borrowing transactions are transacted under master agreements that are widely used by counterparties and that may allow for net settlements of payments in the normal course as well as offsetting of all contracts with a given counterparty in the event of bankruptcy or default of one of the two parties to the transactions; therefore, all of these transactions are presented in the amended disclosures. The gross amounts of assets and liabilities subject to netting and gross amounts offset in the consolidated statements of financial condition were as follows:

	Gross Amounts Recognized	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts Presented in the Consolidated Balance Sheet	Gross Amounts Not Offset in the Consolidated Balance Sheet
				Financial Instruments	Cash Collateral Received or Pledged	Net Amount
June 30, 2013
Assets:
Deposits paid for securities borrowed	$90,597	$-	$90,597	$86,442	$-	$4,155
Derivative assets	111,587	-	111,587	-	-	111,587

Total	$202,184	$-	$202,184	$86,442	$-	$115,742
Liabilities:
Derivative liabilities	$80,496	$-	$80,496	$-	$1,026	$79,470

Total	$80,496	$-	$80,496	$-	$1,026	$79,470

December 31, 2012
Assets:
Deposits paid for securities borrowed	$52,261	$-	$52,261	$50,717	$-	$1,544
Listed equity options	92,305	-	92,305	-	-	92,305

Total	$144,566	$-	$144,566	$50,717	$-	$93,849
Liabilities:
Listed equity options	$69,757	$-	$69,757	$-	$1,393	$68,364

Total	$69,757	$-	$69,757	$-	$1,393	$68,364

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

5.	Investments

Below is a schedule of the strategic investments as of June 30, 2013 and December 31, 2012 and loss from investments for the three months ended and six months ended June 30, 2013 and 2012:

	June 30, 2013	December 31, 2012
Strategic Investments at Cost:
Investments in exchanges	$35,531	$44,625
Investments in other companies	1,141	1,141

	36,672	45,766
Investments Available for Sale:
Investment in Knight	204,182	199,632

Total Investments	$240,854	$245,398

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Dividends received from strategic investments	$-	$-	$91	$-
Impairment of strategic investments	(9,184)	-	(9,184)	-
Preferred dividend from Knight	-	-	276	-

Total loss on investments	$(9,184)	$-	$(8,817)	$-

Impairment Charges

The impairment charges for investments are calculated as the difference between the carrying value of the investments and the estimated fair value. The impairment charges recorded during the six months ended June 30, 2013 were triggered by the proposed repurchase of an investment by the majority shareholder and the cessation of a trading relationship by the Company with an investment.

The accounting guidance for the fair value measurement provisions for the impairment of investments establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The following table presents information about the Company’s strategic investments that were measured at fair value on a non-recurring basis during the six months ended June 30,

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

2013. The table indicates the fair value hierarchy of the valuation techniques we utilized to determine fair value.

		Fair Value Measurements on a Non-Recurring Basis
Description	Six Months Ended June 30, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total Impairment
Investment in Exchange	$3,127	$-	$-	$3,127	$(7,184)
Investment in Exchange	-	-	-	-	(2,000)

					$(9,184)

The following table presents quantitative information about the Level 3 fair value measurements at June 30, 2013.

Quantitative Information about Level 3 Fair Value Measurements:
Description	Fair value at June 30, 2013	Valuation technique	Unobservable Inputs	Range
Investment in Exchange	$3,127	3rd Party Pricing	(A)	N/A

Investment in Exchange	$-	Discounted Cash Flow	(B)	N/A

(A) Based on purchase offer from the majority shareholder

(B) Based on projected trading volumes and negative cash flows

6.	Notes Payable

On October 25, 2011, the Company issued $15,000 in notes to a single lender. The notes bear interest at 5.95% per annum, require no principal amortization over the term and mature in October 2018. The note agreement includes certain covenants which require the Company, among other things, to maintain compliance with debt to net worth ratios, maintain minimum levels of liquid net assets and maintain minimum net capital levels in its regulated subsidiaries. At June 30, 2013 and December 31, 2012, the Company was in compliance with these covenants. In connection with the Mergers, on May 31, 2013, the Company provided irrevocable notice to the lender that it intended to prepay the notes, inclusive of accrued interest. The notes were subsequently repaid on July 1, 2013.

In connection with the Mergers, GETCO Financing Escrow, LLC (“Finance LLC”), a wholly owned subsidiary of GHC, issued $305,000 of senior secured notes which mature on June 15, 2018 (the “Senior Secured Notes”) pursuant to the Senior Secured Notes Indenture (as defined in Note 17 herein). The Senior Secured Notes bear an interest rate of 8.25%, payable semi-annually. As of June 30, 2013, the proceeds from the debt issuance were held in a segregated escrow account contingent upon the closing of the Mergers, and therefore, the proceeds are presented as restricted cash within the consolidated statements of financial condition. Additionally, the Company was obligated to include in the segregated escrow account $3,075, which is sufficient for interest due from June 5, 2013 through July 19, 2013, the outside date for the closing of the Mergers. On July 1, 2013, Finance LLC merged into KCG. In connection with the merger with Finance LLC, KCG assumed the Senior Secured Notes.

The Senior Secured Notes contain certain optional redemption features that allow for the redemption of some or all of the Senior Secured Notes at a premium, which varies depending

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

on the timing of the redemption. The Senior Secured Notes contain certain covenants, including limitations on incurrence of debt, investments, and issuance of additional equity.

In connection with the issuance of the Senior Secured Notes, underwriting fees and legal fees of $8,006 and $3,600, respectively, were incurred and were capitalized as debt placement costs, which will be amortized over the contractual term of the debt.

In connection with the Mergers, the Company obtained a bridge loan financing commitment. During the three months ended June 30, 2013, the Company incurred and expensed $8,937 for fees related to the commitment. The Company did not draw on the bridge loan through the closing of the Mergers, at which time the commitment was terminated.

The total interest and related expense for the three months ended and six month ended June 30, 2013 and 2012 included in the Consolidated Statements of Comprehensive (Loss) Income is as follows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Interest expense - Notes payable *	$223	$223	$446	$446
Interest expense - 2018 Secured Notes *	1,747	-	1,747	-
Debt placement cost amortization **	359	49	472	49
Commitment fee - bridge loan**	8,937	-	8,937	-

* Included in Interest expense on corporate borrowings and capital lease obligations

** Included in Other expenses

7.	Revolving Credit Facilities

On June 30, 2011, the Company entered into a $30,000 one year unsecured revolving credit facility. On March 30, 2012, the Company amended the unsecured revolving credit facility to increase the limit to $50,000, extend the maturity to July 5, 2015, and create a sub limit for Letters of Credit. Borrowings under the facility may have maturities up to six months and will bear interest at the then current LIBOR rate plus a margin of 2.5% per annum. This facility was retired on May 21, 2013, at which time there were $3,000 of letters of credit outstanding, which were subsequently cash collateralized.

On August 12, 2011, Octeg entered into a $50,000 one year Secured Revolving Credit Facility with a single lender, which was retired on June 6, 2012. Borrowings under the facility were used to finance the purchase and settlement of securities, and bore interest at LIBOR plus a margin of 1.75% per annum. A commitment fee of 0.30% per annum on the average daily unused portion of the facility was payable quarterly in arrears.

On June 6, 2012, Octeg retired the August 12, 2011 secured revolving credit facility and entered into a $350,000 syndicated secured revolving credit facility (the “OCTEG Facility”) with the lenders from time to time party thereto, BMO Harris Bank N.A., as administrative agent and

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

collateral agent, and JPMorgan Chase Bank, N.A., as syndication agent. Borrowings under the facility bore interest at the then current LIBOR rate plus a margin of 1.75% per annum and could be used to finance the purchase and settlement of securities. A commitment fee at a rate of 0.35% per annum on the average daily unused portion of the facility was payable quarterly in arrears. The ability to draw on this facility was limited to a percentage of the market value of temporary positions pledged as collateral. The facility required, among other restrictions, the maintenance of total regulatory capital of $150,000, excess regulatory net capital and limits total assets to total regulatory capital. At June 30, 2013, the Company was in compliance with these covenants. During the first quarter of 2013, the Company drew $25,000 on the OCTEG Facility, which was repaid as of June 30, 2013. The OCTEG Facility was replaced by the OCTEG-KCA Facility Agreement on July 1, 2013, as discussed in Note 17.

8.	Capital Leases

During 2012, the Company entered into capitalized lease obligations related to certain computer equipment. These obligations represent drawdowns under a revolving secured lending facility with a single lender. At June 30, 2013, the obligations have a weighted-average interest rate of 3.87% per annum and are on varying 3-year terms. The carrying amounts of the capital leases approximate fair value. The future minimum payments under capitalized leases at June 30, 2013 consist of:

Minimum Payments
For the six months ended December 31, 2013	$6,177
2014	8,222
2015	2,072

$16,471

The total interest expense for the three months and six months ended June 30, 2013 and 2012 included in the Consolidated Statements of Comprehensive (Loss) Income is as follows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Interest expense - Capital leases	$201	$308	$451	$850

* Included as Interest expense on corporate borrowings and capital lease obligations

9.	Commitments and Contingencies

In the normal course of business, the Company may enter into contracts that contain representations or warranties which may provide general or specific indemnifications to others. Additionally, the Company is subject to certain pending and threatened legal and regulatory actions which arise in the normal course of business. The outcome of these matters is inherently uncertain, particularly with respect to unasserted claims and proceedings in their early stages. Accordingly, estimates may change from time to time and actual losses may be more or less

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

than the current estimate. The Company accounts for potential losses related to these actions in accordance with ASC 450-10, Contingencies. As of June 30, 2013 and December 31, 2012, reserves provided for potential losses and the range of reasonably possible losses, in excess of reserves, related to litigation, regulatory and related matters were not material, and based on currently available information, the outcome of any proceedings will not have a material adverse effect on the Company’s consolidated operating results or financial condition.

The Company is a member of various exchanges that trade and clear securities and/or futures contracts. Associated with its membership, the Company may be contractually required to pay a proportionate share of the obligations of another unaffiliated member who may default on its obligation to the exchange. While the rules governing different exchange memberships vary, in general, the Company’s guarantee obligations would arise only if the exchange had previously exhausted its resources. In addition, any such guarantee obligation would be apportioned among the other non-defaulting members of the exchange. Any potential liability under these membership agreements cannot be estimated. The Company has not recorded any contingent liability in the financial statements for these agreements and believes that any potential requirement to make payments under these agreements is remote.

10.	Related Parties

Certain exchanges in which the Company has strategic investments provide execution services to the Company. Prior to February 28, 2013, the Company also held an investment in Knight Preferred Shares, which previously paid preferred dividends. Such dividends ceased upon the mandatory conversion of the Preferred Shares into shares of Knight Common Stock on February 28, 2013. As of June 30, 2013, the Company still maintained the investment in Knight Common Stock. Amounts related to these investments are summarized as follows:

		For three months ended June 30,		For six months ended June 30,
Transactions	Financial Statement Line Item	2013	2012	2013	2012
Execution rebate income	Trading gains and losses, net	$4,932	$4,477	$10,942	$12,130
Execution fees	Regulatory, exchange and execution fees	(1,200)	(1,357)	(2,316)	(2,436)
Execution rebate receivable	Receivables from exchanges	2,038	1,938	2,038	1,938
Dividends	Income from investments, net	-	-	367	-

11.	Financial Instruments with Off-Balance-Sheet Risk

The Company, in connection with its proprietary trading activities, may enter into transactions involving derivative financial instruments, including options contracts and other financial instruments with similar characteristics. As of June 30, 2013 and December 31, 2012, the Company held primarily options and futures related to U.S. listed equities and foreign exchange contracts.

Options held provide the Company with the opportunity to deliver or take delivery of specified financial instruments at a contract price. Options written obligate the Company to deliver or take delivery of specified financial instruments at a contract price in the event the option is exercised by the holder. Futures provide for the delayed delivery of the underlying

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

instrument. Futures contracts are executed on an exchange and cash settlement is made on a daily basis for market movements. These contracts are marked-to-market based upon quoted market prices, with gains and losses recorded in the Consolidated Statements of Comprehensive (Loss) Income in trading gains and losses, net.

The volume of derivative financial instruments can fluctuate significantly based on the trading strategy employed by the Company from time to time. As such, the amounts disclosed in the tables below may not be representative of the overall trading activities in these asset classes and related hedge instruments during the reporting period.

The following tables summarize the fair value of derivatives by type of derivative contract on a gross basis at June 30, 2013 and December 31, 2012.

	At June 30, 2013
	Assets		Liabilities

	Fair Value	Contracts	Fair Value	Contracts
Foreign exchange
Futures contracts	$(40)	537	$65	128
Forward contracts	-	-	13	1
Equity
Futures contracts	(431)	3,095	(26)	1,218
Swap contracts	991	1	-	-
Options	111,587	269,185	80,496	262,388
Fixed income
Futures contracts	675	14,813	(2,045)	15,152
Commodity
Futures contracts	(209)	1,711	663	1,775

Total	$112,573	289,342	$79,166	280,662

	At December 31, 2012
	Assets		Liabilities

	Fair Value	Contracts	Fair Value	Contracts
Foreign exchange
Futures contracts	$8	500	$-	95
Forward contracts	-	-	110	1
Equity
Futures contracts	114	671	(314)	590
Swap contracts	570	1	-
Options	92,305	199,324	69,757	196,804
Fixed income
Futures contracts	(705)	51,566	864	51,975
Commodity
Futures contracts	(11)	1,611	(29)	1,598

Total	$92,281	253,673	$70,388	251,063

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

The fair values of these contracts are recorded on the consolidated statements of financial condition in Securities and options owned and Securities and options sold, not yet purchased and Receivables from and Payables to clearing brokers and clearing organizations.

The majority of the Company’s transactions with off-balance sheet risk are short-term in duration due to the nature of the Company’s trading strategies.

Financial instruments sold, not yet purchased, at fair value represent obligations to purchase such securities (or underlying securities) at a future date. The Company may incur a loss if the market value of the securities subsequently increases.

The table below summarizes trading gains and losses, net on the derivative instruments for the three months and six months ended June 30, 2013 and 2012.

	For three months ended June 30,		For six months ended June 30,
	2013	2012	2013	2012
Fixed income
Futures contracts	$22,178	$21,489	$42,202	$51,015
Foreign exchange
Futures contracts	2,562	5,564	5,132	11,952
Forward contracts	75	201	584	(103)
Commodities
Futures contracts	13,975	9,352	25,279	17,273
Options contracts	(517)	-	(517)	158
Equity
Futures contracts	16,238	23,258	26,664	51,517
Swap contracts	5,435	1,071	8,871	3,022
Options contracts	28,805	5,366	46,794	16,873

Total	$88,751	$66,301	$155,009	$151,707

Market Risk

Market risk is the potential for changes in the value of financial instruments as a result of changes in the markets. Categories of market risk include, but are not limited to, exposures to equity prices, interest rates and commodity prices. A description of each such market risk category is set forth below:

•	Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

•	Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads.

•	Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil and petroleum products.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

Market risk is directly affected by the volatility and liquidity of the markets in which the underlying financial instruments are traded. In many cases, the use of derivative financial instruments serves to modify or offset market risk associated with other transactions and, accordingly, serves to decrease the Company’s overall exposure to market risk. The Company manages its exposure to market risk arising from the use of these derivative financial instruments through various analytical monitoring techniques.

Credit Risk

Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of a contract. The Company’s exposure to credit risk associated with counterparty nonperformance is limited to the current cost to replace all contracts in which the Company has a gain. Exchange traded financial instruments, including options and futures, generally do not give rise to significant counterparty exposure due to the cash settlement procedures for daily market movements through a central clearing organization or the margin requirements of the individual exchanges and clearing brokers. Substantially all of the Company’s transactions are executed in exchange traded instruments.

Concentrations of Credit Risk

The Company clears the majority of its trades internally, but also uses other third party clearing brokers. Cash and financial instruments held at the Company’s clearing brokers collateralize amounts due to the clearing brokers, if any, and may serve to satisfy regulatory or clearing broker margin requirements. In the event these clearing brokers do not fulfill their obligations, the Company may be exposed to risk. This risk of default also depends on the creditworthiness of the counterparties to each of these transactions. The Company attempts to minimize these credit risks by monitoring the creditworthiness of its clearing brokers.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced and does not expect to experience any losses in such accounts.

Management believes that the Company is not exposed to any significant credit risk as a result of its monitoring procedures and the nature of its financial instruments.

12.	Members’ Equity

The components of members’ equity for each unit class at June 30, 2013 and December 31, 2012 are as follows:

	June 30, 2013	December 31, 2012

Class A units	$235,612	$261,799
Class B units	399,464	422,118
Class P units	198,897	218,673
Class E units	69,071	63,221

Total equity	$903,044	$965,811

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

A summary of the changes in the Company’s units is as follows:

	A Units		B Units		P Units		E Units
	Units	Weighted Average Price	Units	Weighted Average Price	Units	Weighted Average Price	Units	Weighted Average Price
Balance, December 31, 2011	3,754,250	$0.11	6,015,696	$30.75	2,785,689	$125.64	1,104,147	$73.89
Issued	-	-	112,272	88.43	-	-	83,626	32.93
Retired	(66,031)	0.15	(1,348,918)	54.41	-	-	(380,122)	59.06

Balance, December 31, 2012	3,688,219	$0.11	4,779,050	$25.42	2,785,689	$125.64	807,651	$45.26
Issued	-	-	58,326	73.54	-	-	-	-
Retired	-	-	(55,926)	105.96	-	-	(57,919)	49.39

Balance, June 30, 2013	3,688,219	$0.11	4,781,450	$25.06	2,785,689	$125.64	749,732	$44.94

13.	Membership Unit Award Plan and Incentive Unit Plan

As of June 30, 2013, the managing members could, at their discretion, award membership units or options to purchase membership units in the Company. There were no outstanding options to purchase membership units at June 30, 2013 or December 31, 2012.

During 2013 and 2012, the Company granted membership unit awards to employees in the form of Class B units. Prior to 2012, these primarily consisted of non-voting units which vest three years from the grant date, provided certain conditions of employment and performance are met by the employee. In 2012, the Company changed the vesting of units granted in 2012 to an annual vesting of one-third of the units over the three year period. Upon termination of employment, the Company had the option to repurchase all or a portion of the units granted within six months. The purchase price for the unvested units was determined as a percentage of grant date fair value. The Company classified these unit awards as equity as the employees received full membership rights with respect to allocation of income and participation in member distributions. In connection with the Mergers, all outstanding unvested Class B units vested on June 25, 2013. The accelerated amortization of Class B units recorded during the three months ended June 30, 2013 was $9,433.

The following is a schedule of the changes in the Company’s unvested Class B units:

	Units	Weighted Average Grant Price
Unvested as of December 31, 2011	748,489	$98.01

Issued	112,272	88.43

Vested	(249,105)	110.50

Forfeited	(194,699)	93.69

Unvested as of December 31, 2012	416,957	$89.99

Issued	58,326	73.54

Vested	(438,498)	87.86

Forfeited	(36,785)	89.28

Unvested as of June 30, 2013	-	$-

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

The Company granted employees profit interests in the form of Class E units. Prior to 2012, Class E units primarily vested three years from the grant date. For units granted in 2012, the Company changed the vesting of Class E units to an annual vesting of one-third of the units over the three year period and provided the Company an option to repurchase the units at the end of 5 years. Class E units allowed for future appreciation in excess of the Company’s value over a certain strike price per unit and allocation of income once the units are vested. Upon the departure of an associate, the Class E units were forfeited whether vested or not, and if vested, the cash value of the Class E units above their strike price was paid to the associate. The Company classifies these unit awards as equity. In connection with the Mergers all outstanding unvested Class E units vested on June 25, 2013. The accelerated amortization of E units recorded during the three months ended June 30, 2013 was $3,542.

The following is a schedule of the changes in the Company’s unvested Class E units:

	Units	Weighted Average Grant Price
Unvested as of December 31, 2011	858,397	$43.49
Issued	83,626	32.93
Vested	(341,017)	55.04
Forfeited	(124,922)	30.43

Unvested as of December 31, 2012	476,084	$36.78

Issued	-
Vested	(441,765)	37.24
Forfeited	(34,319)	30.89

Unvested as of June 30, 2013	-	$-

As of June 30, 2013, the managing members could also award deferred compensation in the form of incentive units under the Incentive Unit Plan (the “Plan”). The incentive units were nonvoting and did not have membership rights or participate in allocation of income. They were eligible to participate in discretionary distributions of the firm as defined in the LLC Agreement. The Plan provided that the incentive units vest at the end of three years from the date of grant and would be redeemed at the end of the ten-year anniversary of the associates’ entrance into the Plan based on the value of the Company at that time. In 2013 and 2012, the incentive units were awarded under the 2012 Incentive Unit Plan (the “2012 Plan”). The 2012 Plan provided that the incentive units granted vest proportionally on anniversary date of the grant over three years, or that they could be vested immediately. The value of these incentive units is determined based on the same methodology used to value the Class B unit awards and the amount expensed is determined based on this valuation multiplied by the percent vested. In connection with the Mergers all outstanding unvested incentive units vested on June 25, 2013 and therefore the Company fully amortized the awards as of June 30, 2013. The accelerated amortization of incentive units recorded during the three months ended June 30, 2013 was $1,336. Deferred compensation payable at June 30, 2013 and December 31, 2012 related to incentive units was $5,766, and

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

$3,480, respectively, and is included in accounts payable and accrued expenses on the consolidated statements of financial condition.

The following is a summary of the changes in the incentive units for the periods ended June 30, 2013 and December 31, 2012:

	Vested	Unvested	Weighted Average Value
Incentive units at December 31, 2011	26,314	35,218	$106.85
Issued	786	19,147	86.83
Vested	1,169	(1,169)
Canceled	(4,393)	(8,203)	95.06

Incentive units at December 31, 2012	23,876	44,993	$93.58

Issued	1,203	11,872	73.54
Vested	53,307	(53,307)
Canceled	(1,483)	(3,558)	93.76

Incentive units at June 30, 2013	76,903	-	$90.16

The following is a summary of expenses recorded within Employee compensation and related benefits on the consolidated statements of comprehensive (loss) income for the various compensation plans:

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Membership unit expense - Class B units	$12,029	$(1,380)	$14,010	$(922)
Profits interest unit expense - Class E units	4,913	2,197	5,850	4,780
Incentive unit expense	1,884	91	2,293	420

Total	$18,826	$908	$22,153	$4,278

14.	Regulatory Requirements

Getco is subject to Commodity Futures Trading Commission (“CFTC”) net capital requirements. Octeg, GES and GTS are SEC registered broker-dealers subject to the minimum net capital requirement of SEC Rule 15c3-1. These subsidiaries claim exemptions from SEC Rule 15c3-3 under provisions of section k (2) (i-ii) of that rule. GEL and AT are regulated by the Financial Conduct Authority and subject to minimum net capital requirements. As of June 30, 2013 and December 31, 2012, GET, OCT, GES, GTS, AT and GEL were all in compliance with their respective net capital requirements. GAHK was regulated by the Securities and Futures Commission and was subject to net capital requirements. As described in Note 1, effective March 25, 2013, the Company closed its office in Hong Kong and withdrew its membership from SFC.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

15.	Earnings per unit

Basic earnings per unit (‘‘EPU’’) is calculated by dividing the net income or loss available to the Company’s common unit holders by the weighted average number of common units outstanding during the period. Net income or loss is allocated among the various classes of units using the two-class method. This method is an earnings allocation formula that determines earnings per unit for each class of common units and other participating units according to participation rights in undistributed earnings.

For the three and six month periods ended June 30, 2013 and June 30, 2012, undistributed earnings were allocated to the Class E, Class P, and unvested Class B units based on the weighted average number of each class of unit outstanding during each period as follows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Class E units	$-	$205	$-	$369
Class P units	(18,032)	809	(20,326)	3,209
Unvested Class B units	(2,743)	186	(3,104)	861

Net (loss) income attributable to preferred and participating shares	$(20,775)	$1,200	$(23,430)	$4,439

As of June 30, 2013, the Company’s Class A and vested Class B units were considered equivalent to common units due to their pro rata participation in earnings and subordination to all other classes of units issued by the Company. Class E unit holders were entitled to distributions only if and when declared, at the discretion of the Board of Directors. Class P unit holders were entitled to distributions on a pro-rata basis with the Class A and Class B unitholders, but had a liquidation preference over Class A and Class B unitholders. The unvested Class B unitholders were entitled to distributions on a pro-rata basis with the vested Class B unitholders; however upon termination of their employment, the unvested Class B unitholders would receive an amount less than what they would have received if the Class B units had vested. As a result, the unvested Class B units were not considered equivalent to the vested Class B units and therefore were considered to be participating securities. In calculating net income or loss available to common unit holders, distributions made to Class E units during the period and the pro rata share of income or loss attributable to Class P and unvested Class B units are deducted from net income or loss. The remaining earnings are allocated to the common units and participating units to the extent that each security may share in earnings as if all of the earnings for the period had been distributed.

Diluted EPU is calculated by giving effect to all potential common units outstanding during the period. Diluted EPU is calculated by giving effect to all potential common units outstanding during the period. At June 30, 2013 and 2012, there were 0 and 535,625 unvested Class B units outstanding, respectively.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

16.	Segment Reporting

The Company has three operating segments: (i) Market Making; (ii) Execution Services; and (iii) Corporate and Other. See Note 1 for discussion of the operating segments. The Company’s revenues, expenses and income (loss) from continuing operations before income taxes (“Pre-tax earnings”) are summarized in the following table:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Market Making
Revenues	$118,367	$135,745	$225,384	$285,075
Expenses	120,335	126,083	222,207	258,061
Pre-Tax (Loss) Earnings[1]	(1,968)	9,662	3,177	27,014

Execution Services
Revenues	$13,024	$9,173	$22,228	$16,905
Expenses	15,943	10,715	26,560	20,003
Pre-Tax Loss[1]	(2,919)	(1,542)	(4,332)	(3,098)

Corporate & Other
Revenues	$(8,802)	$398	$(7,598)	$1,118
Expenses	55,922	2,486	68,163	4,722
Pre-Tax Loss[1]	(64,724)	(2,088)	(75,761)	(3,604)

Eliminations[2]
Revenues/Expenses	$(4,472)	$(4,200)	$(9,045)	$(8,400)

Consolidated
Revenues	$118,117	$141,116	$230,969	$294,698
Expenses	187,728	135,084	307,885	274,386
Pre-Tax (Loss) Earnings	(69,611)	6,032	(76,916)	20,312

[1]

Pre-tax earnings/(loss) represents segment profit/loss after allocation of support function costs. Support functions include administration, clearing, communications, core technology, facilities, finance, human resources, legal, compliance, risk, and senior leadership.

[2]	Eliminations revenues/expenses represent fees paid to Execution Services from Market Making.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

The Company operates in the U.S. and internationally, primarily in Europe and Asia Pacific. The following table presents revenues by geographic area:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Americas
Revenues	$68,119	$89,965	$139,253	$179,351
Europe
Revenues	29,987	29,633	55,234	69,067
Asia Pacific (1)
Revenues	20,011	21,518	36,482	46,280

Total Company	$118,117	$141,116	$230,969	$294,698

1.	Asia Pacific includes Singapore, Hong Kong, Japan, and Australia. As of June 30, 2013, the Hong Kong office is closed.

17.	Subsequent Events

The Company has evaluated the events and transactions that have occurred through August 9, 2013, the date the consolidated financial statements were available to be issued.

As described in Note 2, the Mergers were completed on July 1, 2013.

Long-Term Debt

In connection with the Merger, KCG entered into a series of debt agreement transactions, including the refinancing of substantially all of Knight’s and the Company’s long-term debt. Described below are the details of these transactions and the impact of the transactions on the KCG’s long-term debt, liquidity and capital resources.

First Lien Credit Facility

On July 1, 2013, KCG, as borrower, entered into a first lien senior secured credit agreement (the “Credit Agreement”) with the lenders party thereto (the “First Lien Lenders”), Jefferies Finance LLC, as documentation agent, administrative agent, collateral agent and syndication agent, and Jefferies Finance LLC and Goldman Sachs Bank USA, as arrangers and book managers. The term loan commitment of the First Lien Lenders under the Credit Agreement is in the aggregate amount of $535,000 (the “First Lien Credit Facility”), all of which was drawn on July 1, 2013. The First Lien Credit Facility also provides for a future incremental first lien senior secured revolving credit facility of up to $50,000, including letter of credit and swingline sub-facilities, on certain terms and conditions contained in the Credit Agreement.

The First Lien Credit Facility bears interest, at KCG’s option, at a rate based on the prime rate (such loans referred to as “First Lien Prime Rate Loans”) or based on LIBOR (such loans referred to as “First Lien Eurodollar Loans”). First Lien Prime Rate Loans bear interest at a rate per annum equal to the greatest of the prime rate, 2.25%, the federal funds rate plus 0.50%, and an adjusted one-month LIBOR rate plus 1.00%, in each case plus an applicable margin of 3.50%. First Lien Eurodollar Loans bear interest at a rate per annum equal to the adjusted LIBOR rate (subject to a 1.25% LIBOR floor) corresponding to the interest period plus an applicable margin of 4.50% per annum.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

The First Lien Credit Facility matures on December 5, 2017. The First Lien Credit Facility requires an amortization payment of $235,000 on July 1, 2014, followed by quarterly amortization payments of $7,500 on each September 30, December 31, March 31 and June 30, with the balance due on maturity.

Subject to certain exceptions, the First Lien Credit Facility is subject to mandatory prepayments in amounts equal to (i) 100% of the net cash proceeds of any incurrence of indebtedness by KCG or any of its restricted subsidiaries after July 1, 2013 (other than indebtedness permitted under the Credit Agreement), (ii) 100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets by KCG or its restricted subsidiaries (including as a result of casualty or condemnation and any issuance or sale of equity by any of KCG’s restricted subsidiaries) (with customary exceptions, thresholds, and reinvestment rights of up to 12 months) and (iii) 50% of “excess cash flow” for each fiscal year beginning with the fiscal year ending December 31, 2014, subject to total leverage ratio-based step-downs.

Optional prepayments of borrowings under the First Lien Credit Facility are permitted at any time, without premium or penalty, subject, however, to a 1% prepayment premium for optional prepayments of the First Lien Credit Facility made prior to July 1, 2014 with a new or replacement term loan facility with an “effective” interest rate less than that applicable to the First Lien Credit Facility.

The First Lien Credit Facility is fully and unconditionally guaranteed on a joint and several basis by all of KCG’s existing and future direct and indirect 100% owned domestic subsidiaries, including the Company, other than certain subsidiaries including regulated broker-dealers and other regulated subsidiaries that, in each case, are not permitted to provide such guarantees under applicable law, certain immaterial subsidiaries and certain subsidiaries that would be investment companies as a result of being guarantors (the “Guarantors”). The First Lien Credit Facility is secured by first-priority pledges of all of the equity interests in each of KCG’s and the Guarantors’ existing and future domestic subsidiaries (but limited to 66% of the voting equity interests of controlled foreign company subsidiaries and other than equity interests in regulated subsidiaries to the extent that such pledge would have a material adverse regulatory effect or is not permitted by applicable law) and first-priority security interests in, and mortgages on, substantially all other tangible and intangible assets of KCG and the Guarantors, in each case subject to customary exclusions.

The First Lien Credit Facility contains customary affirmative and negative covenants for facilities of its type, including limitations on indebtedness, liens, hedging agreements, investments, loans and advances, asset sales, mergers and acquisitions, dividends, transactions with affiliates, prepayments of other indebtedness, modifications of organizational documents and other material agreements, restrictions on subsidiaries, capital expenditures, issuance of capital stock, negative pledges and business activities. The negative covenants are subject to customary exceptions, qualifications and “baskets,” including in respect of indebtedness and liens incurred in the ordinary course of business by broker-dealer subsidiaries, other operating regulated entities, licensed mortgage subsidiaries or any other subsidiary substantially all of whose business and operations are substantially similar to some or all of the business and operations of the foregoing entities that are in existence as of July 1, 2013, including margin lending, stock lending and repurchase agreements and reverse

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

repurchase agreements. The First Lien Credit Facility contains financial maintenance covenants establishing a maximum consolidated first lien leverage ratio, a minimum consolidated interest coverage ratio and a minimum consolidated tangible net worth.

The First Lien Credit Facility contains events of default customary for facilities of its type, including: nonpayment of principal, interest, fees and other amounts when due, inaccuracy of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration to material indebtedness; bankruptcy and insolvency events; material judgments; ERISA events; collateral matters; certain regulatory matters; and a “change of control”; subject, where appropriate, to threshold, notice and grace period provisions.

Revolving Credit Agreement

On July 1, 2013, Octeg and KCA, each of which are wholly owned broker-dealer subsidiaries of KCG effective July 1, 2013, as borrowers, KCG, as guarantor, the lenders from time to time party thereto, BMO Harris Bank N.A., as administrative agent and collateral agent, JPMorgan Chase Bank N.A. and Bank of America, N.A., as syndication agents, and BMO Capital Markets, JPMorgan Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint book runners entered into a credit agreement (the “OCTEG-KCA Facility Agreement”). The OCTEG-KCA Facility Agreement replaces an existing credit agreement, dated as of June 6, 2012, among Octeg, the lenders from time to time party thereto, BMO Harris Bank N.A., as administrative agent and collateral agent, and JPMorgan Chase Bank, N.A., as syndication agent.

The OCTEG-KCA Facility Agreement is comprised of two classes of revolving loans in a total committed amount of $450,000, together with a swingline facility with a $50,000 sub-limit, subject to two borrowing bases (collectively, the “OCTEG-KCA Revolving Facility”): Borrowing Base A and Borrowing Base B (each as defined in the OCTEG-KCA Revolving Facility). The proceeds of the Borrowing Base A loans are available to both Octeg and KCA and may be used solely to finance the purchase and settlement of securities. The proceeds of the Borrowing Base B loans are available solely to KCA and may be used solely to fund clearing fund deposits with the National Securities Clearing Corporation (the “NSCC”). Octeg and KCA shall each be obligated only with respect to the principal and interest of their own borrowings, and not the interest and principal of the other borrower’s borrowings. KCG fully and unconditionally guarantees the obligations of each of Octeg and KCA on an unsecured basis. The OCTEG-KCA Revolving Facility also provides for a future increase of the revolving credit facility of up to $300,000 to a total of $750,000 on certain terms and conditions.

Borrowings under the OCTEG-KCA Revolving Facility shall bear interest, at the applicable borrower’s option, at a rate based on the federal funds rate (such loans referred to as “Base Rate Loans”) or based on Libor (such loans referred to as “Eurodollar Loans”), in each case plus an applicable margin. For each Base Rate Loan, the interest rate per annum is equal to the greater of the federal funds rate or an adjusted one-month LIBOR rate plus (a) for each Borrowing Base A loan, a margin of 1.75% per annum and (b) for each Borrowing Base B loan, a margin of 2.25% per annum. For each Eurodollar Loan, the interest rate per annum is equal to an adjusted LIBOR rate corresponding to the interest period plus (a) for each Borrowing Base A loan, a margin of 1.75% per annum and (b) for each Borrowing Base B loan, a margin of 2.25%

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

per annum. Depending on the applicable borrowing base, availability under the OCTEG-KCA Revolving Facility is limited to either (i) a percentage of the market value of certain eligible securities pledged as collateral in the case of Borrowing Base A loans, or (ii) the lesser of $15,000 and a percentage of the excess over the clearing deposit required by the NSCC in the case of Borrowing Base B loans.

The borrowers will be charged a commitment fee at a rate of 0.35% per annum on the average daily amount of the unused portion of the OCTEG-KCA Facility Agreement.

The loans under the OCTEG-KCA Facility Agreement will mature on June 6, 2015. Subject to certain exceptions, the OCTEG-KCA Revolving Facility is subject to mandatory prepayments by the applicable borrower (i) in the case of Borrowing Base A loans and Borrowing Base B loans, if the amount of Borrowing Base A loans or Borrowing Base B loans, as applicable, exceeds the Borrowing Base A or the Borrowing Base B and the applicable borrower does not deliver additional collateral to support such excess, (ii) in the case of Borrowing Base B loans, on the earlier of the return of the applicable NSCC margin deposits funded from the proceeds of such Borrowing Base B loans are returned and five days after the date such Borrowing Base B loans were made and (iii) in the case of Borrowing Base B loans, if Borrowing Base B loans have been outstanding for more than 30 days in any 90 day period. Loans under the OCTEG-KCA Revolving Facility are also subject to mandatory prepayment by the applicable borrower where Customer Loans, Firm Loans or Non-Customer Loans exceed the Customer Loan Limit, the Firm Loan Limit and the Non-Customer Loan Limit (each as defined in the OCTEG-KCA Revolving Facility), respectively, and the applicable borrower does not deliver additional collateral to support such excess. Optional prepayments of borrowings under the OCTEG-KCA Revolving Facility are permitted at any time, without premium or penalty.

The OCTEG-KCA Revolving Facility is fully and unconditionally guaranteed on an unsecured basis by KCG and, to the extent elected by Octeg or KCA, any of their respective subsidiaries. It is secured by first-priority pledges of and liens on certain eligible securities, subject to applicable concentration limits, in the case of Borrowing Base A loans, and by first-priority pledges of and liens on the right to the return of certain eligible NSCC margin deposits, in the case of Borrowing Base B loans.

The OCTEG-KCA Revolving Facility includes customary affirmative and negative covenants for facilities of its type, including limitations on indebtedness, liens, hedging agreements, investments, loans and advances, asset sales, mergers and acquisitions, dividends, transactions with affiliates, restrictions on subsidiaries, issuance of capital stock, negative pledges and business activities. The negative covenants are subject to customary exceptions, qualifications and “baskets.” It contains financial maintenance covenants establishing a minimum total regulatory capital for each of Octeg and KCA, a maximum total assets to total regulatory capital ratio for each of Octeg and KCA, a minimum excess net capital limit for each of Octeg and KCA, a minimum liquidity ratio for KCA, and a minimum tangible net worth threshold for KCG.

The OCTEG-KCA Facility Agreement contains events of default customary for facilities of its type, including: nonpayment of principal, interest, fees and other amounts when due; inaccuracy of representations and warranties in any material respect; violation of covenants;

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

cross-default and cross-acceleration to material indebtedness; bankruptcy and insolvency events; material judgments; ERISA events; collateral matters; certain regulatory matters; and a “change of control”; subject, where appropriate, to threshold, notice and grace period provisions.

In connection with the OCTEG-KCA Revolving Facility, KCG incurred $547 of lender fees. These lender fees will be recorded within Other assets on the KCG Consolidated Statements of Financial Condition and will be amortized over the term of the OCTEG-KCA Revolving Facility.

Senior Secured Notes Indenture

On June 5, 2013 Finance LLC, issued the 8.250% Senior Secured Notes due 2018 in the aggregate principal amount of $305,000 pursuant to the Senior Secured Notes Indenture (as defined below). On July 1, 2013, KCG entered into a first supplemental indenture (the “First Supplemental Indenture”) with The Bank of New York Mellon, as trustee (the “Indenture Trustee”). Under the First Supplemental Indenture, KCG assumed all of the obligations of Finance LLC under (1) that certain indenture (the “Original Indenture,” as amended by the First Supplemental Indenture and the Second Supplemental Indenture (as defined below), the “Senior Secured Notes Indenture”), dated June 5, 2013, between Finance LLC and the Indenture Trustee and (2) the 8.250% senior secured notes due 2018 in the aggregate principal amount of $305,000 (the “Senior Secured Notes”) issued pursuant to the Original Indenture. Previously, on June 5, 2013, the net proceeds from the sale of the Senior Secured Notes, certain additional amounts to fund the mandatory redemption rights of the holders thereunder and certain escrow agent fees and expenses were funded into an escrow account (such amounts collectively, the “Escrowed Amount”). Upon KCG’s execution of the First Supplemental Indenture and the Second Supplemental Indenture, the assumption by KCG of the Senior Secured Notes and the fulfillment of certain additional conditions to the release of the Escrowed Amount, the Escrowed Amount less certain escrow agent fees and expenses were released to KCG, in the amount of approximately $308,049.

The Senior Secured Notes mature on June 15, 2018 and bear interest at a rate of 8.250% per year, payable on June 15 and December 15 of each year, beginning on December 15, 2013. On or after June 15, 2015, KCG may redeem all or a part of the Senior Secured Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest under the Senior Secured Notes Registration Rights Agreement, if any, on the Senior Secured Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on June 15 of the years indicated below, subject to the rights of holders of the Senior Secured Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2015	104.125%
2016	102.063%
2017 and thereafter	100.000%

KCG may also redeem the Senior Secured Notes, in whole or in part, at any time prior to June 15, 2015 at a price equal to 100% of the aggregate principal amount of the Senior Secured Notes to be redeemed, plus a make-whole premium and accrued and unpaid interest and

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

additional interest arising under the Senior Secured Notes Registration Rights Agreement, if any. In addition, at any time on or prior to June 15, 2015, KCG may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes with the net cash proceeds of certain equity offerings, at a price equal to 108.25% of the aggregate principal amount of the Senior Secured Notes, plus accrued and unpaid interest and additional interest arising under the Senior Secured Notes Registration Rights Agreement, if any.

On July 1, 2013, KCG and the Guarantors under the First Lien Credit Facility entered into a Second Supplemental Indenture (the “Second Supplemental Indenture”) with the Indenture Trustee, whereby the Senior Secured Notes and the obligations under the Senior Secured Notes Indenture will be fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The Senior Secured Notes and the obligations under the Senior Secured Notes Indenture are secured by second-priority pledges and second-priority security interests in, and mortgages on, the collateral securing the First Lien Credit Facility, subject to certain exceptions; provided, however, that pursuant to the terms of an intercreditor agreement among KCG, the Guarantors, Jefferies Finance, LLC as first lien collateral agent under the First Lien Credit Facility and the Indenture Trustee, such lien will be contractually subordinated to all of KCG’s and the Guarantors’ obligations under the First Lien Credit Facility to the extent of the value of the collateral securing such obligations. The Senior Secured Notes will be effectively subordinated to any existing and future indebtedness that is secured by assets that do not constitute collateral under the Senior Secured Notes, to the extent of the value of such assets.

The Senior Secured Notes Indenture contains customary affirmative and negative covenants for notes of its type, including: nonpayment of principal, interest, fees and other amounts when due; violation of covenants; cross-payment default and cross-acceleration to material indebtedness; bankruptcy and insolvency events; material judgments; collateral matters; and the failure to make a repurchase offer in the event of a change of control or certain asset sales; subject, where appropriate, to threshold, notice and grace period provisions.

On July 1, 2013, KCG and the Guarantors entered into a a joinder (the “Senior Secured Notes Registration Rights Joinder”) to that certain registration rights agreement (the “Original Senior Secured Notes Registration Rights Agreement”), dated June 5, 2013, between Finance LLC and Jefferies LLC as representative of the initial purchasers of the Senior Secured Notes (the Original Senior Secured Notes Registration Rights Agreement as amended by the Senior Secured Notes Registration Rights Joinder, the “Senior Secured Notes Registration Rights Agreement”). Pursuant to the Senior Secured Notes Registration Rights Joinder, KCG acceded to the terms of the Original Senior Secured Notes Registration Agreement and assumed all of Finance LLC’s obligations thereunder and the Guarantors, on a joint and several basis, acceded to the terms of the Original Senior Secured Notes Registration Rights Agreement and assumed all the obligations of “Guarantors” as set forth therein. Pursuant to the Senior Secured Notes Registration Rights Joinder, KCG shall (and shall cause each Guarantor to) use commercially reasonable efforts to (i) file an exchange offer registration statement with the SEC with respect to a registered offer to exchange the Senior Secured Notes, (ii) issue exchange securities within 365 days after June 5, 2013, and, (iii) in certain circumstances, file a shelf registration statement with respect to resales of the Senior Secured Notes. If KCG and the Guarantors fail to comply with certain obligations under the Senior Secured Notes Registration Rights Agreement, additional interest of up to 1.00% per annum will accrue on the Senior Secured Notes.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

Cash Convertible Senior Subordinated Notes

In connection with the Knight Merger, on July 1, 2013, KCG became a party to the Indenture (the “Original Convertible Notes Indenture”), dated March 19, 2010, between Knight and The Bank of New York Mellon (the “Convertible Notes Trustee”), as successor in interest to Deutsche Bank Trust Company Americas, with respect to the 3.50% Cash Convertible Senior Subordinated Notes due 2015 (the “Convertible Notes”), pursuant to a supplemental indenture (the “Convertible Notes Supplemental Indenture” and, together with the Original Convertible Notes Indenture, the “Convertible Notes Indenture”), dated as of July 1, 2013, by and among KCG, Knight and the Convertible Notes Trustee.

Under the Original Convertible Notes Indenture, holders of the Convertible Notes may convert the Convertible Notes into cash at any time on or after December 15, 2014 until the second trading day after maturity. Holders of Convertible Notes may also convert their Convertible Notes at their option prior to December 15, 2014, under the following circumstances: (1) if the last reported sale price of Knight’s Class A common stock, par value $0.01 per share (“Knight Common Stock”) for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 150% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of Knight’s Common Stock and the applicable conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events, as more fully described in the Convertible Notes Indenture. The conversion rate was initially set at 47.9185 shares of Knight’s Common Stock per $1 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $20.87 per share of Knight’s Common Stock). The Convertible Notes Indenture, as supplemented by the Convertible Notes Supplemental Indenture, replaces Knight Common Stock as the reference property for the determination of the rights of holders of the Convertible Notes with the weighted average of the types and amounts of consideration received by the Knight stockholders making an affirmative election attributable to one share of Knight Common Stock. The Convertible Notes Indenture, as supplemented by the Convertible Notes Supplemental Indenture, provides for certain other adjustments to adjust the conversion rights under the Original Convertible Notes Indenture to refer to such reference property and to refer to KCG corporate actions in the place of Knight corporate actions, and certain other changes to protect the interests of holders of the Convertible Notes.

July 1, 2013, Knight delivered a notice (the “Convertible Notes Notice”) to the holders of the Convertible Notes. The Convertible Notes Notice advised holders of the Convertible Notes of the following:

•

The weighted average of the types and amounts of consideration for each share of Knight Common Stock to be received by the holders of Knight Common Stock who validly made a cash election based on the proration provisions in the Merger Agreement consists of (1) $2.67 in cash and (2) .096 of a share of KCG Class A Common Stock.

•	Knight entered into the Convertible Notes Supplemental Indenture on July 1, 2013.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

•

The completion of the Mergers in accordance with the Merger Agreement on July 1, 2013 and the results of the election of the holders of Knight Common Stock to receive cash consideration for such Knight Common Stock constitutes a “Fundamental Change” and a “Make-Whole Fundamental Change,” each as defined under the Convertible Notes Indenture;

•

Each holder of the Convertible Notes has the right to deliver a Fundamental Change Repurchase Notice requiring Knight to repurchase all or any portion of the principal amount of the Convertible Notes at a Fundamental Change Repurchase Price of 100% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date. To exercise such right, (1) such Fundamental Change Repurchase Notice must be delivered on or prior to the close of business on the scheduled trading day immediately preceding the Fundamental Change Repurchase Date, which Knight has specified as August 5, 2013, and (2) the Convertible Notes included in such Fundamental Change Repurchase Notice shall be transferred to the paying agent by book-entry transfer in compliance with the procedures of the depositary on or before the close of business on the scheduled trading day immediately preceding the Fundamental Change Repurchase Date;

•

Knight will deposit with the paying agent on August 5, 2013 an amount of money sufficient to repurchase all of the Convertible Notes to be repurchased at the appropriate Fundamental Change Repurchase Price. Subject to the receipt of funds and/or Convertible Notes by the paying agent, payment for Convertible Notes surrendered (and not withdrawn prior to the close of business on the scheduled trading day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of (i) the Fundamental Change Repurchase Date with respect to such Convertible Note (provided the holder has satisfied the conditions in the Convertible Notes Indenture) and (ii) the time of book-entry transfer of such Convertible Note to the paying agent by the holder thereof;

•

If on the Fundamental Change Repurchase Date, the paying agent holds money sufficient to make payment on all the Convertible Notes or portions thereof that are to be repurchased on such Fundamental Change Repurchase Date, then (1) such Convertible Notes will cease to be outstanding, (2) interest will cease to accrue on such Convertible Notes and (3) all other rights of the holders of such Convertible Notes will terminate (other than the right to receive the Fundamental Change Repurchase Price).

•

Any holder delivering a Fundamental Change Company Notice to the paying agent shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the scheduled trading day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the paying agent.

•

The holders of the Convertible Notes are entitled to surrender the Convertible Notes for conversion into cash at any time from and after July 1, 2013 until the scheduled trading day immediately prior to the Fundamental Change Repurchase Date based on an applicable Conversion Rate on the Convertible Notes of 47.9185, including the cash make-whole premium (calculated in accordance with the Convertible Notes Indenture), if any.

GETCO Holding Company, LLC and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

(in thousands, except unit and share data)

•

The Convertible Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a holder of Convertible Notes may be converted into cash only if the holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of the Convertible Notes Indenture. The Fundamental Change Repurchase Date for the Convertible Notes was August 5, 2013.

On July 1, 2013, $375,000, which is the amount needed to repurchase the aggregate principal amount of the Convertible Notes in full at maturity, was deposited in a cash collateral account under the sole dominion and control of the collateral agent under the First Lien Credit Facility.

Holders of $249,241 in aggregate principal amount (the “Repurchased Principal Amount”) of the Convertible Notes, elected to have their Convertible Notes repurchased as of the August 2, 2013 deadline under the Convertible Notes Notice. The repurchase occurred on August 5, 2013 and included accrued and unpaid interest on the Repurchased Principal Amount. The payment of the Repurchased Principal Amount was funded out of the cash collateral account (described in the preceding paragraph).

Private Placement Notes

In connection with the Mergers, on May 31, 2013, the Company provided irrevocable notice to the lender of the $15,000 of notes issued on October 25, 2011, that it intended to repay the notes, inclusive of accrued interest. On July 1, 2013, the notes were subsequently repaid along with accrued interest and a $2,962 early termination payment.